Exhibit 99.1

Contact:	Horizon Air, Dan Russo, 206/431-4513
Bombardier Aerospace, Bert Cruickshank, + 1 416 375 3030

FOR IMMEDIATE RELEASE	Sept. 14, 2007

Horizon Air Developing Modified Schedule, Effective Tuesday,

To Accommodate Currently Booked Customers

SEATTLE — Nearly half of the Bombardier Aerospace Q400 turboprops in Horizon Air’s fleet — 16 of 33 aircraft — have been inspected, as per Transport Canada and Bombardier specifications, and returned to service. The airline anticipates it will be able to inspect and return to service additional aircraft at the rate of two a day through Monday.

On Friday, Sept. 14, Horizon canceled 89 flights, a 42 percent improvement from the previous day. While flights will continue to be reinstated as inspections are completed, some cancellations are also expected over the weekend. Schedule adjustments will be in central reservations systems as follows, all Pacific time: Saturday flights (by 3 p.m. Friday), Sunday flights (by 6 p.m. Friday), and Monday flights (by 6 p.m. Saturday).

On Tuesday, as inspections proceed on the remaining Q400s in its fleet, Horizon intends to introduce a modified firm schedule that will provide service to all of its markets and accommodate most all of its currently booked customers. The new schedule will be in central reservations systems by 12 p.m. (Pacific time) Sunday and will be in effect at least through Monday, Sept. 24. By late next week, Horizon will determine whether it can return to its regular schedule on Tuesday, Sept. 25.

Horizon is asking its customers flying during this period to check on the status of their flights via horizonair.com or by calling the reservations center at 800-547-9308. Customers on affected Horizon flights are being offered refunds, being allowed to cancel at no charge, or are being re-accommodated without any change fee.

The aircraft inspections are in response to a Transport Canada airworthiness directive (AD) issued Wednesday afternoon. Transport Canada’s AD was produced in the wake of two landing gear failure incidents involving SAS-affiliated airlines in Europe. Horizon, which has operated the Canadian-manufactured Q400 since 2001, has never experienced any issues like those SAS recently encountered.

Late Thursday, revised inspection guidance was received and acted upon. As the situation develops, Horizon will comply with any additional guidance from the manufacturer and regulatory authorities, which could result in additional schedule adjustments.

“With safety as our foremost consideration, we’re working diligently to respond to directives from the manufacturers and regulatory authorities as we receive them.” said Jeff Pinneo, president and CEO. “We remain focused on minimizing any inconvenience to our customers as we progress toward the restoration of our full flight schedule.”

Horizon currently has a fleet of 74 aircraft, 33 of which are 74/76 seat Q400s. Horizon operates two other aircraft types in its all-Bombardier fleet, neither of which is subject to these inspections: 70-seat CRJ-700 regional jets and 37-seat Q200 turboprops

Horizon serves 48 cities throughout California, Colorado, Oregon, Washington, Idaho, Montana, Nevada, and British Columbia and Alberta. Together, Horizon Air and Alaska Airlines serve 92 cities and are subsidiaries of Alaska Air Group, Inc. (NYSE:ALK).

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